EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-187996 on Form F-1 of our report dated April 27, 2012 (April 3, 2013 as to the effects of the reverse stock split described in Notes 1 and 12), relating to the consolidated financial statements of Paragon Shipping Inc. and subsidiaries (the “Company”) as of December 31, 2011 and for each of the two years in the period ended December 31, 2011 appearing in the Annual Report on Form 20-F of the Company for the year ended December 31, 2012 and to the reference to us under the heading “Experts” in the Prospectus which is part of such Registration Statement.

/s/ Deloitte Hadjipavlou, Sofianos & Cambanis S.A.

September 19, 2013

Athens, Greece